Exhibit 3.6
CERTIFICATE OF DESIGNATION, POWERS, PREFERENCES AND RIGHTS
OF
8% SERIES A CONVERTIBLE PAY-IN-KIND PREFERRED STOCK
OF
TOUSA, INC.
(PURSUANT TO SECTION 151(g) OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)
     The undersigned, Stephen M. Wagman, the Chief Financial Officer of TOUSA, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which authorizes the issuance, by the Corporation, of up to 3,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), the Board of Directors on July 30, 2007 duly adopted the following resolutions:
RESOLVED, that pursuant to Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates and provides for the issuance of a series of Preferred Stock, par value $.01 per share and with a liquidation preference of $1,000 per share, of the Corporation and hereby fixes the number, voting powers, designations, preferences, and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, and other matters relating to, said series as follows (capitalized terms used herein but not defined in Section 1 through 14 below have the meanings ascribed to them in Section 15):
     Section 1. Designation. 207,000 shares of the Preferred Stock of the Corporation are hereby constituted as a series of Preferred Stock, par value $.01 per share and with a liquidation preference of $1,000 per share (“Liquidation Preference”), designated as “8% Series A Convertible Pay-in-Kind Preferred Stock” (the “Series A PIK Preferred Stock”), no shares of which have been issued by the Corporation prior to July 31, 2007 (the “Issue Date”).
     Section 2. Ranking. The Series A PIK Preferred Stock shall rank senior as to dividends over the Common Stock and any other series or class of the Corporation’s stock created after the date hereof that by its terms ranks junior as to dividends to the Series A PIK Preferred Stock, when and if issued (“Junior Dividend Stock”), and senior as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, over the Common Stock and any other series or class of the Corporation’s stock issued after the date hereof that by its terms ranks junior as to liquidation, dissolution and winding up to the Series A PIK Preferred Stock, when and if issued (“Junior Liquidation Stock”). The Common Stock and any other series or class of the Corporation’s stock that is both Junior Dividend Stock and Junior Liquidation Stock is referred to herein as “Junior Stock”. The Series A PIK Preferred Stock shall be junior as to dividends to any series or class of the Corporation’s stock issued after the date hereof that by its terms ranks senior as to dividends to the Series A PIK Preferred Stock, when and if issued (“Senior Dividend Stock”), and junior as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to any series or class of the Corporation’s stock issued after the date hereof that by its terms ranks senior as to liquidation, dissolution and winding up to the Series A PIK Preferred Stock, when and if issued (“Senior Liquidation Stock” and collectively with the Senior Dividend Stock, “Senior Stock”). The Series A PIK Preferred Stock shall rank pari passu with respect to dividends with any series or class of the Corporation’s stock issued after the date hereof that by its terms ranks pari passu as to dividends with the Series A PIK Preferred Stock, when and if issued (“Parity Dividend Stock”), and pari passu as to any series or class of the Corporation’s stock issued after the date hereof that by its terms ranks pari passu as to liquidation, dissolution and winding up with the Series A PIK Preferred Stock, when and if issued (“Parity Liquidation Stock” and collectively with the Parity Dividend Stock, “Parity Stock”). The Series A PIK Preferred Stock shall be subject to the creation of Parity Stock and Senior Stock only if the provisions of Section 11(b) have been complied with.
     Section 3. Dividends. (a) Each holder of Series A PIK Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available therefor, at an annual rate of 8.0% of the Liquidation Preference of Series A PIK Preferred Stock, subject to any stock splits or combination, plus Registration Default Additional Dividends (as defined in the Registration Rights Agreement), if any (the “Annual Dividend Amount”), payable, as follows: (i) 1.0% in cash and (ii) the remaining 7.0%, plus Registration Default Additional Dividends, if any, at the option of the Corporation (the “Election Portion”), (A) through the issuance of additional shares of Series A PIK Preferred Stock having an aggregate Liquidation Preference equal to the amount of the dividend to be paid, (B) in cash, or (C) in a combination thereof. Such dividends shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are funds legally available for the payment thereof and whether or not restricted by the terms of any of the Corporation’s indebtedness outstanding at any time) from the date such shares are issued or would have been issued pursuant to the terms hereof but for the failure by the Board of Directors to declare the dividend payment by the Corporation and shall be payable semi-annually in arrears on January 15 and July 15 of each year (each, a “Dividend Payment Date”) commencing January 15, 2008. The Series A PIK Preferred Stock paid as dividends shall have all rights granted hereunder, including the payment of dividends. The Corporation shall elect the form of such payment with respect to the Election Portion by giving notice at least 30 days prior to the applicable Dividend Payment Date. The first such notice may indicate the form of payment with respect to the Election Portion for all future dividend payments, subject to later modification by the Corporation. If no notice is given, the Corporation shall be deemed to have elected a payment with respect to the Election Portion through the issuance of shares of Series A PIK Preferred Stock.
     (b) The dividend payment period for any dividend payable on a Dividend Payment Date shall be the period beginning on the immediately preceding Dividend Payment Date or on the Issue Date in the case of the first dividend payment period) and ending on the day preceding such applicable Dividend Payment Date. If any date on which a payment of a dividend or any other amount is due in respect of the Series A PIK Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day.
     (c) The amount of dividends payable per share of Series A PIK Preferred Stock for each dividend payment period will be computed by dividing the Annual Dividend Amount by two; provided, however, that the amount of dividends payable for the first dividend payment period and for any dividend payment period shorter than a full semi-annual dividend period will be computed on the basis of a 360-day year of twelve 30-day months. All dividends paid in additional shares of Series A PIK Preferred Stock shall be deemed issued on the applicable Dividend Payment Date and will thereupon be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, charges and other encumbrances created by the Corporation.
     (d) Dividends payable on any Dividend Payment Date shall be payable to the holders of record of the Series A PIK Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on the first day of the calendar month in which the related Dividend Payment Date falls, or such other date that the Board of Directors designates that is not more than 30 nor less than 10 days prior to the Dividend Payment Date. Dividends paid on the shares of Series A PIK Preferred Stock in an amount less than accumulated and unpaid dividends payable thereon shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.
     (e) In order to pay dividends on any Dividend Payment Date, or such other date as is fixed by the Board of Directors or a duly authorized committee thereof pursuant to the terms and conditions set forth in Section 3(j) hereof, in shares of Series A PIK Preferred Stock, the shares of Series A PIK Preferred Stock to be paid as a dividend shall have been duly authorized, validly issued, fully paid and non-assessable.
     (f) If at any time the Corporation shall have failed to pay all dividends which have accrued on any outstanding shares of Senior Dividend Stock at the times such dividends are due and payable, unless otherwise provided for in the terms of the Senior Dividend Stock, no dividend (other than dividends payable solely in Series A PIK Preferred Stock) shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on shares of the Series A PIK Preferred Stock unless prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends that have become due and payable on all outstanding shares of such Senior Dividend Stock shall have been or be declared, paid or set apart for payment. Dividends on the Series A PIK Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are assets legally available for the payment of such dividends and whether or not such dividends are declared.
     (g) No dividends (other than dividends payable solely in Junior Stock) shall be paid or declared and set apart for payment on any Junior Dividend Stock, and no payment shall be made on account of the purchase, redemption, retirement, or other acquisition of Junior Dividend Stock or Junior Liquidation Stock (other than acquisitions thereof pursuant to employee or director incentive or benefit plans or arrangements, or in exchange solely for Junior Stock), unless all accrued and unpaid dividends that have become due and payable on the Series A PIK Preferred Stock for all dividend payment periods ending on or before the date of payment of such dividends on Junior Dividend Stock, or such payment for such Junior Stock, shall have been paid or declared and set apart for payment.
     (h) Except as set forth in the second following sentence, no dividends shall be paid or declared and set apart for payment on the Series A PIK Preferred Stock unless all accrued and unpaid dividends for all dividend payment periods through such Dividend Payment Date on any Parity Dividend Stock have been paid or declared and set apart for payment or are contemporaneously paid or declared and set apart for payment. Except as set forth in the following sentence, no dividends shall be paid or declared and set apart for payment on any Parity Dividend Stock unless all accrued and unpaid dividends for all dividend payment periods through such Dividend Payment Date on the Series A PIK Preferred Stock have been paid or declared and set apart for payment or are contemporaneously paid or declared and set apart for payment. Whenever all accrued and unpaid dividends have not been paid upon the Series A PIK Preferred Stock or any other Parity Dividend Stock for all dividend payment periods through such Dividend Payment Date, all dividends paid or declared and set apart for payment on the Series A PIK Preferred Stock or any other Parity Dividend Stock shall be paid or declared pro rata so that the amount of dividends declared and paid per share on the Series A PIK Preferred Stock and such Parity Dividend Stock will bear to each other the same ratio that the accrued and unpaid dividends to the date of payment, on the Series A PIK Preferred Stock and such Parity Dividend Stock, bear each other.
     (i) No payment shall be made on account of the purchase, redemption, retirement or other acquisition of Parity Stock (other than acquisitions thereof pursuant to employee or director or incentive or benefit plans or arrangements, or in exchange solely for Junior Stock) unless all accrued and unpaid dividends on the Series A PIK Preferred Stock for all dividend payment periods ending on or before such payment for such Parity Stock shall have been paid or declared and set apart for payment.
     (j) Accrued but unpaid dividends for any past dividend periods not paid on the relevant Dividend Payment Date may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to Holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall be no more than 60 days prior to the payment date thereof.
     Section 4. Mandatory Redemption. Subject to Section 7 hereof, all outstanding shares of the Series A PIK Preferred Stock shall be mandatorily redeemed by the Corporation on July 1, 2015 (the “Mandatory Redemption Date”) payable by the Corporation at the Corporation’s option (i) in cash; (ii) through the issuance of shares of Common Stock; or (iii) a combination thereof (the “Redemption Payment”) based on the provisions set forth below.
     (a) Common Stock Redemption
     If the Corporation elects to pay the Redemption Payment, in whole or in part, in shares of Common Stock, the number of shares of Common Stock to be delivered by the Corporation with respect to the shares of Series A PIK Preferred Stock being redeemed in shares of Common

Stock, shall be equal to (1) the Liquidation Preference of the shares being redeemed and any other accrued and unpaid dividends whether or not declared (the “Accreted Value”), divided by (2) the Market Price of a share of Common Stock, provided, however, the number of shares of Common Stock to be delivered to redeem the shares of Series A PIK Preferred Stock being redeemed on the Mandatory Redemption Date shall not exceed (A) the Threshold Amount multiplied by (B) the fraction obtained by dividing the Accreted Value of the Series A PIK Preferred Stock being redeemed in Common Stock by $203,760,000.
     The “Threshold Amount” shall be 101,880,000. The Threshold Amount shall be adjusted if after the Issue Date the Corporation: (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock; (2) subdivides its outstanding shares of Common Stock into a greater number of shares; and (3) combines its outstanding shares of Common Stock into a smaller number of shares by multiplying the Threshold Amount then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately following such action and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such action.
     (b) Cash Redemption
     If the Corporation elects to pay the Redemption Payment, in whole or in part, in cash, the amount of cash payable with respect to the Series A PIK Preferred Stock being redeemed in cash shall be the lesser of (i) the Accreted Value of the shares of Series A PIK Preferred Stock being redeemed in cash or (ii) the then Market Price (which for purposes of this calculation shall not be greater than the Price Threshold) of a share of Common Stock multiplied by the product of (A) Threshold Amount then in effect multiplied by (B) the fraction obtained by dividing the Accreted Value of the Series A PIK Preferred Stock being redeemed in cash by $203,760,000.
     The “Price Threshold” shall initially be $2.00. The Price Threshold shall be adjusted in the same manner the Conversion Price is adjusted in Section 8(a).
     The aggregate amount payable under this Section 4 is referred to as the “Mandatory Redemption Price”.
     Section 5. Optional Refinancing Conversion by the Holders. If prior to June 27, 2008, the Corporation consummates a full refinancing (the “Refinancing”) of the Corporation’s Second Amended and Restated Revolving Credit Agreement, First Lien Term Loan Credit Agreement and Second Lien Credit Agreement (collectively, the “Citi Facilities”), in which the total refinancing commitments exceed $1.2 billion (plus accrued and unpaid interest, fees and prepayment and makewhole payments under the Citi Facilities) (the “Base Amount”) (such excess commitments over what is needed to pay the Base Amount being the “Incremental Debt”), each holder will have the right to convert in whole or in part its Series A PIK Preferred Stock (the “Optional Convert Right”), exercisable within fifteen (15) days of the Corporation delivering notice thereof, for Common Stock having a Market Price of 105% of the Accreted Amount of the Series A PIK Preferred Stock being converted provided that (i) 105% of the Accreted Amount of all Series A PIK Preferred Stock being converted shall in no event exceed 75% of the Incremental Debt (the “Convert Amount”); (ii) the Optional Convert Right shall only be exercisable to the extent (a) permitted under, and consistent with, the then existing affirmative and negative covenants included in the indentures governing the Corporation’s senior notes and subordinated notes, (b) the exercise of such Optional Convert Right and the Corporation’s performance in connection therewith does not otherwise result in a Default (as defined in the Corporation’s indentures governing its then existing senior notes and subordinated notes), and (c) that the issuance of capital stock upon the exercise of the Optional Convert Right does not result in a Change of Control (as such term is defined in any agreement to which the Corporation is then a party including any of its credit facilities or indentures other than the Citi Facilities); and (iii) is subject to a cap on the maximum number of shares to be delivered based on a $2.00 price per share of Common Stock which shall be adjusted in the same manner the Conversion Price is adjusted in accordance with Section 8(a). The Corporation may elect to, but is not required to, satisfy all or part of the Optional Convert Right prior to conversion by paying cash in the amount of the Convert Amount. Payments, in cash or the granting of the option to convert, shall be granted ratably among holders exercising the Optional Convert Right and the Corporation shall offer the Optional Convert Right declined by any holders to those holders exercising the Optional Convert Right.
     Section 6. Procedure For Redemption. (a) In the event of redemption of the Series A PIK Preferred Stock pursuant to Section 4, or an Optional Convert Right pursuant to Section 5, notice of such redemption or Optional Convert Right shall be given by hand or by nationally recognized “overnight courier” for delivery at the earliest time offered by such overnight courier (which may not necessarily be the next day) to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock transfer books of the Corporation at least 15 but not more than 60 days before the date fixed for redemption in the case of Section 4 and within 3 days of the Refinancing in the case of Section 5, provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the redemption of any share of Series A PIK Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A PIK Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the Convert Amount or the Mandatory Redemption Price (including the method of payment (i.e., cash, Common Stock or a combination thereof)), as applicable; (iv) if not all of the shares of the Series A PIK Preferred Stock are held through the Depository Trust Company (“DTC”), the place or places where certificates for such shares are to be surrendered for payment of the Convert Amount or the Mandatory Redemption Price, as applicable; (v) the specific provision hereof pursuant to which such redemption is to be made; and (vi) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Each such notice shall be effective upon delivery if given by hand or upon deposit with a nationally recognized overnight courier if given by such a courier. Upon giving any notice of Optional Conversion Right, the Corporation shall become obligated to redeem the shares of Series A PIK Preferred Stock specified in such notice on the redemption date specified in such notice.
     (b) Notice having been given as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money or shares of Common Stock for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series A PIK Preferred Stock called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Series A PIK Preferred Stock, unclassified as to series, and shall not be reissued as shares of Series A PIK Preferred Stock, and all rights of the holders thereof attendant to their ownership of Series A PIK Preferred Stock as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid; provided, however, in the case of a redemption pursuant to Section 5 if fewer than all the shares represented by any such certificate are to be redeemed, upon surrender of such certificate a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.
     (c) If a notice of redemption shall have been given, and if, prior to the redemption date, the Corporation shall have irrevocably deposited the aggregate redemption price of the shares of Series A PIK Preferred Stock to be redeemed in trust for the pro rata benefit of the holders of the shares of Series A PIK Preferred Stock to be redeemed, so as to be and to continue to be available therefor, with a bank or trust company that is organized under the laws of the United States of America or any state thereof, has capital and surplus of not less than $250,000,000 and has, or, if it has no publicly traded debt securities rated by a nationally recognized rating agency, is the subsidiary of a bank holding company that has, publicly traded debt securities rated at least “A” or the equivalent thereof by Standard & Poor’s Corporation or “A-2” or the equivalent by Moody’s Investor Service Inc., then upon making such deposit, all rights of holders of the shares so called for redemption shall cease, except (i) conversion rights pursuant to Section 5 hereof, (ii) as otherwise set forth herein and (iii) the right of holders of such shares to receive the redemption price against delivery of such shares, but without interest after the actual redemption date, and such shares shall cease to be outstanding. Any funds so deposited that are unclaimed by holders of shares at the end of three years from such redemption date shall be repaid to the Corporation upon its request, after which repayment the holders of shares of Series A PIK Preferred Stock so called for redemption shall thereafter be entitled to look only to the Corporation for payment of the redemption price.
     Section 7. Convertibility. (a) The holders of the Series A PIK Preferred Stock will be entitled at any time after the initial establishment of the Conversion Price and before the Mandatory Redemption Date, subject to prior optional redemption or repurchase, to convert any or all of their shares of Series A PIK Preferred Stock into shares of Common Stock at the Conversion Price per share. The amount of shares of Common Stock to be delivered shall be the Accreted Value of the shares of Series A PIK Preferred Stock delivered for conversion divided by the Conversion Price then in effect. Notwithstanding anything contained herein, a holder (whether registered or beneficial through one or more entities) of Series A PIK Preferred Stock shall not have the right to convert pursuant to Section 5 or this Section 7(a) such portion of its Series A PIK Preferred Stock to the extent (but only to the extent) that after giving effect to such conversion, such holder would become the beneficial owner of that number of shares of Common Stock that would exceed or equal the greater of (i) 39.99% of the shares of Common Stock then outstanding immediately after giving effect to such conversion and (ii) the lowest number of shares of Common Stock that would constitute a Change of Control (as such term is defined in any agreement to which the Corporation is then a party including, without limitation, any of its credit facilities or indentures). Beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For any reason at any time, upon the written or oral request of the holder, the Corporation shall within one Trading Day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation by the holder or its Affiliates.
     (b) Conversion of shares of the Series A PIK Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation, at the principal office of the Corporation or at the office of a conversion agent as may be designated by the Board of Directors, of the certificate or certificates for such shares of Series A PIK Preferred Stock to be converted accompanied by a complete and manually signed Notice of Conversion (as set forth in the form of Series A PIK Preferred Stock certificate attached hereto) along with appropriate endorsements and transfer documents as required by the Registrar or any conversion agent. In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. The conversion of the Series A PIK Preferred Stock will be deemed to have been made on the date (the “Conversion Date”) such certificate or certificates have been surrendered and the receipt of such notice of conversion and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Corporation that such taxes have been paid). As promptly as reasonably practicable following the Conversion Date, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of the Series A PIK Preferred Stock being converted (or such holder’s transferee) shall be entitled, and (ii) if less than the full number of shares of the Series A PIK Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. On the Conversion Date, the rights of the holder of the Series A PIK Preferred Stock as to the shares being converted shall cease except for the right to receive shares of Common Stock and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.
     Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares (as defined herein), notices of conversion may be delivered and shares of the Series A PIK Preferred Stock representing beneficial interests in respect of such Global Preferred Shares may be surrendered for conversion in compliance with the applicable procedures of the Depositary as in effect from time to time.
     (c) In connection with the conversion of any shares of the Series A PIK Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall, with respect to any fractional interest: (i) pay cash with respect to the Market Price of such fractional share; or (ii) round up to the next whole share of Common Stock.
     (d) If more than one share of Series A PIK Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the Series A PIK Preferred Stock so surrendered.

     (e) Notwithstanding anything herein to the contrary, in no event shall the Corporation be required to deliver shares of Common Stock pursuant to this Section 7 in excess of the Capped Number. The Capped Number shall initially be 881,000,000 shares of Common Stock and shall be adjusted as follows: (A) if after the Issue Date, the Corporation: (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock; (2) subdivides its outstanding shares of Common Stock into a greater number of shares; or (3) combines its outstanding shares of Common Stock into a smaller number of shares by multiplying the Capped Number then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately following such action and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such action; or (B) any event occurs in Section 8(b) through (j) so that enough shares of Common Stock are available for delivery pursuant to the second sentence of Section 7(a).
     Section 8. Anti-Dilution Adjustments.
     (a) If after the Issue Date, the Corporation: (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock; (2) subdivides its outstanding shares of Common Stock into a greater number of shares; and (3) combines its outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price in effect immediately prior to such action shall be adjusted to the number obtained by multiplying the Conversion Price by a fraction, the numerator which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator which shall be the number of shares of Common Stock outstanding immediately following such action.
     (b) If the Corporation issues any shares of its Common Stock at a price below the Conversion Price, the Conversion Price shall be adjusted as follows:

X	=	Number of shares of Common Stock (i) outstanding immediately prior to the issuance and (ii) then issuable upon exercise of any of the Corporation’s outstanding securities, including, options, warrants, and shares of Series A Preferred Stock
YA	=	Conversion Price immediately prior to the announcement of the issuance
ZB	=	$ amount of capital raised in new financing
YB	=	New financing price per share (which shall be the price to the public in an underwritten offering)
YAB	=	New Conversion Price

YAB	=	YA ( (X + ZB/YA ) / (X + ZB/YB) )
     (c) If the Corporation issues Common Stock below the Market Price (in excess of a 6% discount from market price), the Conversion Price shall be adjusted as follows by multiplying the existing conversion price by 1.00 — (A * B).
     Where A = the percentage difference between the share price before the announcement of the below Market Price offering and the pro forma share price after the offering (with the percentage difference calculated off of the share price before announcement), where the pro forma share price after the offering shall be calculated by adding the amount of money raised in the financing (amount raised shall be gross proceeds, defined as total proceeds inclusive of gross spread and other underwriting fees and expenses) to the pre-financing equity market capitalization of the Corporation and dividing such number by all of the primary shares outstanding after the offering.
     Where B = the difference between (a) the Total Discount minus (b) 6%, which difference shall be divided by the Total Discount. The Total Discount shall equal one minus the quotient of (x) the price of new shares issued divided by (y) the share price before the announcement of the below market price offering.
     (d) If the Corporation pays a dividend to holders of its Common Stock (other than in shares of Common Stock or rights to purchase Common Stock), the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the close of business on the record date for such dividend by a fraction of which (A) the numerator which shall be (1) the Sale Price per share of Common Stock on the earlier of such record date or the Trading Day immediately preceding the ex-dividend date for such dividend less (2) the Fair Market Value of such dividend per share, and (B) the denominator which shall be the Sale Price per share of Common Stock on the earlier of such record date or the Trading Day immediately preceding the ex-dividend date for such distribution.
     (e) The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If after an adjustment a holder of a share of Series A PIK Preferred Stock upon conversion of such share of Series A PIK Preferred Stock may receive shares of two or more classes of Capital Stock of the Corporation, the Conversion Price will thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of Capital Stock with respect to the Common Stock on terms comparable to those applicable to Common Stock described herein.
     (f) Only one adjustment shall be made with respect to any event causing an adjustment. If an adjustment is required by Section 8(b) and (c) hereof, only the adjustment resulting in the greatest decrease in the Conversion Price shall be made.
     (g) No adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at least $.01 in the Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations relating to anti-dilution adjustments shall be made to the nearest cent.
     (h) No adjustment need be made for rights to purchase Common Stock except upon the exercise thereof. In addition, no adjustment need be made for a change in the par value or no par value of the Common Stock. No adjustment shall be made to the Conversion Price for the issuance of any Excluded Stock.
     (i) If the Corporation is a party to a transaction involving a sale of substantially all of the assets of the Corporation or a merger or binding share exchange which reclassifies or changes its outstanding Common Stock, the successor entity will be required to assume the obligations of the Corporation with respect to the Series A PIK Preferred Stock. In addition, if the Corporation in connection with any such transaction makes a distribution to all holders of its Common Stock of any of its assets, or debt securities or any rights, warrants or options to purchase securities of the Corporation, then, from and after the record date for determining the holders of Common Stock entitled to receive the distribution, a holder of a share of Series A PIK Preferred Stock that converts such share of Series A PIK Preferred Stock would, upon such conversion, be entitled to receive, in addition to the shares of Common Stock into which such share of Series A PIK Preferred Stock is convertible, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had converted such share of Series A PIK Preferred Stock immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.
     (j) Whenever the Conversion Price is adjusted in accordance with this Section 8, the Corporation shall: (1) forthwith compute the Conversion Price in accordance with this Section 8 and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and (2) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to this Section 8 (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide a written notice to the holders of the Series A PIK Preferred Stock of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.
     (k) After an adjustment to the Conversion Price, any subsequent event requiring an adjustment will cause a subsequent adjustment to the Conversion Price as so adjusted.
     Section 9. Forced Conversion. Notwithstanding anything herein to the contrary, if after the Issue Date, the Sale Price of the Common Stock for 20 out of 30 consecutive Trading Days ending on the date prior to the date of determination exceeds 200% of the then effective Conversion Price, the Corporation may, within 5 Trading Days, deliver a written notice to all holders (a “Forced Conversion Notice” and the date such notice is received by the holders, the “Forced Conversion Notice Date”) which shall have the effect of forcing the conversion of the Series A PIK Preferred Stock specified therein, it being understood that the “Conversion Date” for purposes of Section 7(b) shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date. As to each holder, a Forced Conversion Notice shall state: (i) the Conversion Date; (ii) the aggregate amount of shares of Series A Preferred Stock the Corporation wishes to convert; (iii) such Holder’s pro-rata portion of such amount; (iv) if not all of the shares of the Series A PIK Preferred Stock are held through the Depository, the place or places where certificates for such shares are to be surrendered for conversion; (v) that the conversion is being made pursuant to Section 9 hereof; and (vi) that dividends on the shares to be converted will cease to accrue on such conversion date.
     Section 10. Liquidation Rights. (a) In the case of the liquidation, bankruptcy dissolution or winding up of the Corporation, in each case, whether voluntary or involuntary, holders of outstanding shares of Series A PIK Preferred Stock shall be entitled to receive from the net assets of the Corporation available for distribution to stockholders in an amount in cash equal to the greater of (A) a liquidation preference, plus any accrued and unpaid dividends to the payment date, as set forth herein and (B) the amount the holders would have received had they converted their Series A PIK Preferred Stock in accordance with the provisions thereof that would have had to have been paid, before any payment or distribution is made to the holders of Common Stock or any other Junior Liquidation Stock, but the holders of the shares of the Series A PIK Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any Senior Liquidation Stock has been paid in full.
     (b) The holders of Series A PIK Preferred Stock and any Parity Liquidation Stock shall share ratably in any liquidation, distribution or winding up of the Corporation (after payment of the liquidation preference of the Senior Liquidation Stock) in which the net assets or the proceeds thereof are not sufficient to pay in full the aggregate of the amounts payable thereon, in the same ratio that the respective amounts which would be payable on such distribution if the amounts to which the holders of all the outstanding shares of Series A PIK Preferred Stock and Parity Liquidation Stock are entitled were paid in full, bear to each other.
     (c) Neither a consolidation nor merger of the Corporation with another corporation or other entity nor a sale or transfer of all or substantially all of the Corporation’s property or assets will be considered a liquidation, dissolution or winding up of the Corporation.
     Section 11. Voting Rights; Amendments. (a) Each share of Series A PIK Preferred Stock will entitle the holder thereof to vote on any matter pursuant to which the holders of Series A PIK Preferred Stock are entitled to vote as a class pursuant to the DGCL.
     (b) So long as any shares of Series A PIK Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all shares of Series A PIK Preferred Stock:
     (i) authorize or issue, or increase the authorized or issued amount of any Senior Dividend Stock, Senior Liquidation Stock or any security convertible into such Senior Dividend Stock or such Senior Liquidation Stock; or
     (ii) authorize or issue, or increase the authorized or issued amount of any of Parity Dividend Stock, Parity Liquidation Stock or any security convertible into such stock.
     (c) So long as any Series A PIK Preferred Stock is outstanding, in addition to any other vote of stockholders of the Corporation required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series A PIK Preferred Stock will be required for any amendment (including by way of by merger, consolidation or otherwise) of the Certificate of Incorporation if the amendment would specifically alter or change the powers, preferences or rights of the shares of the Series A PIK Preferred Stock so as to affect them adversely (other than an amendment made solely to comply with Section 8(i)).
     Section 12. Registration, Transfer and Exchanges. The Corporation will keep with the registrar and transfer agent of the Series A PIK Preferred Stock a register in which the Corporation will provide for the registration and transfer of shares of Series A PIK Preferred

Stock. Any holder of shares of Series A PIK Preferred Stock may, at its option, in person or by duly authorized attorney, surrender the certificate representing the same for exchange at the registrar and transfer agent (duly endorsed or accompanied, if so required by the Corporation, by a written instrument of transfer duly executed by such holder or his or her duly authorized attorney) and, within a reasonable time thereafter and without expense (other than transfer taxes, if any), receive in exchange therefor one or more duly executed certificate or certificates dated as of the date to which dividends have been paid on the shares of Series A PIK Preferred Stock so surrendered, or if no dividend has yet been so paid, then dated the date hereof, and registered in such name or names, all as may be designated by such holder, for the same aggregate number of shares of Series A PIK Preferred Stock as represented by the certificate or certificates so surrendered. The Corporation covenants and agrees to take and cause to be taken all action reasonably necessary to effect such registrations, transfers and exchanges. Each share of Series A PIK Preferred Stock issued in exchange for any share shall carry the same rights to unpaid dividends and redemption payments which were carried by the share so exchanged, so that neither gain nor loss of any such right shall result from any such transfer or exchange.
     The Corporation and any agent of the Corporation may treat the person in whose name any share of Series A PIK Preferred Stock is registered as the owner of such share for the purpose of receiving payment of dividends, and amounts payable on redemption and liquidation in respect of such share and for all other purposes.
     Section 13. Form. (a) The Series A PIK Preferred Stock shall initially be issued in the form of one or more permanent global shares of Preferred Stock in definitive, fully registered form with the global legend (the “Global Shares Legend”) as set forth on the form of Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Share shall be deposited on behalf of the holders of the Series A PIK Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee in a manner not inconsistent with this Certificate of Designation. This Section 13 shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 13, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. Unless otherwise required by applicable law, owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act of 1934, as amended, or (z) the Corporation decides to discontinue the use of book-entry transfer through the Depositary (or any successor Depositary). In either such case, the Global Preferred Shares shall be exchanged in whole for definitive shares of Series A PIK Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Definitive shares of Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary. To the extent required by law, the Corporation will issue Series A PIK Preferred Stock in certificate form to beneficial owners upon their written request. Such certificates shall be substantially in the form of Exhibit A hereto except for references to the Depositary and its nominee, and may have such other modifications as deemed necessary or advisable by the Corporation.
     (b) (i) An Officer shall sign the Global Preferred Shares for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.
     (ii) If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent authenticates the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.
     Section 14. Transfer Agent and Registrar. The duly appointed Transfer Agent and Registrar for the Series A PIK Preferred Stock shall be Compushare Investor Services LLC. The Corporation may, in its sole discretion, remove the Transfer Agent and Registrar in accordance with the agreement between the Corporation and the Transfer Agent and Registrar; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.
     Section 15. Definitions. The following terms shall have the following meanings, terms defined in the singular to have a correlative meaning when used in the plural and vice versa:
     “Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     “Business Day” shall mean any day other than a Saturday, Sunday or any day on which banking institutions are authorized to close in New York, New York.
     “Capital Stock” means any and all shares or other equivalents (however designated) of capital stock, including all common stock and all preferred stock, in the case of a corporation, partnership interests or other equivalents (however designated) in the case of a partnership, membership interests or other equivalents (however designated) in the case of a limited liability company, or common shares of beneficial interest or other equivalents (however designated) in the case of a trust.
     “Common Stock” means shares of the Common Stock, par value $.01 per share, of the Corporation or any other shares of capital stock of the Corporation into which the Common Stock is reclassified or changed.
     “Conversion Price” means the 20-Trading Day average of the Corporation’s Common Stock Sale Price commencing 60 days immediately after July 31, 2007 multiplied by 1.40. Within 3 days of calculating the Conversion Price, the Corporation shall prepare and transmit to the Transfer Agent and the holders of the Series A PIK Preferred Stock an Officer’s Certificate setting forth the Conversion Price and the method of calculation thereof in reasonable detail; provided, however, the Conversion Price shall not be less than $0.25, subject to adjustments set forth in Section 8.
     “Depositary” means DTC or its successor depositary.
     “Excluded Stock” means (A) shares of Common Stock, and options therefor, issued or granted from time to time to employees, directors and officers of and consultants to the Corporation pursuant to agreements, plans or arrangements approved by the Board of Directors; (B) shares of Series A PIK Preferred Stock or Common Stock issued upon conversion of shares of the Series A PIK Preferred Stock; (C) shares of Common Stock issued by the Corporation for which an adjustment has been made pursuant to Section 8 hereof; (D) shares of Common Stock issued upon exercise of warrants to purchase Common Stock which have been granted pursuant to the Settlement and Release Agreement (Junior Mezzanine), dated June 29, 2007; and (E) shares issued for the acquisition of property or securities of another entity.
     “Fair Market Value” means (i) with respect to cash, the actual cash amount, and (ii) if the property is not cash, the determination of the “Fair Market Value” shall be made by the Corporation’s Board of Directors acting reasonably and in good faith and which shall be evidenced by a resolution of such Board of Directors.
     “Market Price” means the average of the Sale Prices of the Common Stock for the five Trading Day period ending on (if the third Business Day prior to the Mandatory Redemption Date is a Trading Day or, if not, then on the last Trading Day prior to) the third Business Day prior to the Mandatory Redemption Date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such Trading Days during such five Trading Day period and ending on such purchase date, of certain events that would result in an adjustment of the Conversion Price. If Sale Prices are not available, the determination of the

“Market Price” shall be made by the Corporation’s Board of Directors acting reasonably and in good faith and will be evidenced by a resolution of such Board of Directors.
     “Officer” means the Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer, or the Secretary of the Corporation.
     “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
     “Registrar” shall mean the party described in Section 14 hereof.
     “Registration Rights Agreement” means the Registration Rights Agreement between the Company and the holders of Series A PIK Preferred Stock dated on or about July 31, 2007.
     “Sale Price” means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated.
     “Trading Day” shall mean a day on which the Common Stock traded on the Corporation’s principal national securities exchange or quotation system or in the over-the-counter market was not suspended from trading on any national or regional securities exchange or association of over-the-counter market at the close of business on such day.
     “Transfer Agent” shall mean the party described in Section 14 hereof.
     Section 16. Miscellaneous. (a) For the purposes of Section 8, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.
     (b) If the Corporation shall take any action affecting the Common Stock, other than any action described in Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the Series A PIK Preferred Stock, then the Conversion Price for the Series A PIK Preferred Stock may be, but is not required to be, adjusted, to the extent permitted by law, in such manner, and at such time, as the Board of Directors may reasonably determine to be equitable in the circumstances.
     (c) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series A PIK Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A PIK Preferred Stock not theretofore converted. For purposes of this Section 16(c), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A PIK Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.
     (d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A PIK Preferred Stock or upon other issuance of Common Stock hereunder, the Corporation shall use its commercially reasonable efforts to comply with all applicable federal and state laws and regulations requiring approval of or consent to the delivery thereof by, any governmental authority.
     (e) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of the Series A PIK Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series A PIK Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid or is not applicable.
     (f) The Series A PIK Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.
     (g) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
     (h) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     (i) If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series A PIK Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A PIK Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A PIK Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A PIK Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A PIK Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.
     (j) If any of the Series A PIK Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A PIK Preferred Stock certificate, or in lieu of and substitution for the Series A PIK Preferred Stock certificate lost, stolen or destroyed, a new Series A PIK Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A PIK Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A PIK Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent. The Corporation is not required to issue any certificates representing Series A PIK Preferred Stock on or after the Conversion Date. In place of the delivery of a replacement certificate following the Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Common Stock pursuant to the terms of the Series A PIK Preferred Stock evidenced by the certificate.
     (k) For as long as the Series A PIK Preferred Stock remain outstanding, the Corporation shall, unless it is required to file the same with the Securities and Exchange Commission (“SEC”), furnish to the holders all annual reports filed with the SEC (other than an annual report on Form 11-K or any successor form) and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, and applicable to a United States corporation, had the Corporation at the time been required to file reports with the SEC.

     IN WITNESS WHEREOF, TOUSA, INC. has caused this Certificate to be signed by its Chief Financial Officer, as of the 31st day of July 2007.

TOUSA, INC.
By:	/s/ Stephen M. Wagman
	Name:	Stephen M. Wagman
	Title:	Chief Financial Officer

EXHIBIT A
FORM OF 8% SERIES A CONVERTIBLE PAY-IN-KIND PREFERRED STOCK

Number:

Shares

CUSIP NO.:
[THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SHARES OF COMMON STOCK ISSUABLE UPON
CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE
“ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION
STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.]
8% SERIES A CONVERTIBLE PAY-IN-KIND PREFERRED STOCK
(PAR VALUE $.01 PER SHARE)
(LIQUIDATION PREFERENCE $1,000 PER SHARE)
OF
TOUSA, INC.
FACE OF SECURITY
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.

1

     TOUSA, Inc., a Delaware corporation (the “Corporation”), hereby certifies that Cede & Co. or registered assigns (the “Holder”) is the registered owner of ____________ fully paid and non-assessable shares of preferred stock of the Corporation designated the 8% Series A Convertible Pay-in-Kind Preferred Stock, par value $.01 per share and liquidation preference $1,000 per share (the “Series A PIK Preferred Stock”). The shares of Series A PIK Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation of the Corporation dated July 30, 2007, as the same may be amended from time to time in accordance with its terms (the “Certificate Of Designation”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Certificate of Designation. The Corporation will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Corporation at its principal place of business.
     Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.
     Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, the shares of Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

2

     IN WITNESS WHEREOF, TOUSA, Inc. has executed this certificate as of the date set forth below.

TOUSA, INC.
By:
Name:
Title:

Dated:

ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A PIK Preferred Stock evidenced hereby to:

     (Insert assignee’s social security or tax identification number)

     (Insert address and zip code of assignee)
     and irrevocably appoints:

     as agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:	[1]

[1]	Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include

NOTICE OF CONVERSION
(To be Executed by the Registered Holder in order to Convert the Preferred Stock)
     The undersigned hereby irrevocably elects to convert (the “Conversion”) _________shares of 8% Series A Convertible Pay-in-Kind Preferred Stock (the “Series A PIK Preferred Stock”), represented by stock certificate No(s). _________(the “Preferred Stock Certificates”) into shares of Common Stock, par value $.01 per share (the “Common Stock”), of TOUSA, INC. (the “Corporation”) according to the conditions of the Certificate of Designation establishing the terms of the Series A PIK Preferred Stock (the “Certificate Of Designation”), as of the date written below.
     If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
     The Corporation is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than Two Business days following receipt of the original Preferred Stock Certificate(s) to be converted.
     Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

Date of Conversion:

Number of shares of Convertible Preferred Stock to be Converted:

Signature:

Name:

Address:[2]

Fax No.:

[2]	Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

SCHEDULE A
SCHEDULE OF EXCHANGES FOR GLOBAL SECURITY
     The initial number of shares of Series A PIK Preferred Stock represented by this Global Preferred Share shall be _________. The following exchanges of a part of this Global Preferred Share have been made:

	Amount Of Increase	Number Of Shares
	In The	Represented By Global
	Number Of Shares	Preferred Share
	Represented By This	Following Such Increase
Date Of Exchange	Global Preferred Share	Or Decrease

Signature Of Authorized
Officer Of Registrar: ____________________________________